HUBCO, INC.
                                                           1000 MacArthur Blvd.
                                                           Mahwah, NJ  07430
                                                           (NASDAQ:  HUBC)



AT THE COMPANY:                         AT THE FINANCIAL RELATIONS BOARD, INC.
Kenneth T. Neilson, Chairman            Kerry Thalheim/Regina Lenihan
Pres. & CEO - (201) 236-2631            675 Third Avenue
D. Lynn Van Borkulo-Nuzzo               New York, NY  10017
Executive Vice President                (212) 661-8030
(201) 236-2641

FOR IMMEDIATE RELEASE
January 8, 1998


              HUBCO, INC. COMPLETES THE BANK OF SOUTHINGTON MERGER

Mahwah, NJ, January 8, 1998 - HUBCO, Inc. (NASDAQ;HUBC) today closed its acquisition of The Bank of Southington ("Southington") and the merger of
Southington  into  Lafayette   American  Bank,   HUBCO's   Connecticut   banking
subsidiary. This acquisition represents Lafayette American Bank's first entry into Hartford County. With assets of $1.4 billion and 30 branches in Fairfield, New Haven, Middlesex and Hartford counties, Lafayette American Bank is committed to its community bank structure while providing the technology and conveniences of a much larger bank.

For HUBCO, Inc. this merger, along with the pending acquisitions of Poughkeepsie Financial Corp., MSB Bancorp, Inc. and Security National Bank, will establish HUBCO as a significant presence in the Tri-State region. Subsequent to closing all pending acquisitions, HUBCO's total assets will be in excess of $4.5 billion and will operate a network of 123 branch banking locations.

HUBCO offers a full array of innovative products and services to the retail and commercial markets, including imaged checking accounts, 24 hour telephone banking, loans by phone, alternative investments, insurance products, trust services and a wide variety of commercial loans and services including international services, cash management services, asset based loans and S.B.A. loans.